CREE, INC.

Exhibit 10.7

FISCAL 2004

MANAGEMENT INCENTIVE COMPENSATION PLAN

The following Management Incentive Compensation Plan (the “Plan”) is adopted by Cree, Inc. and its consolidated subsidiaries (collectively, the “Company”) for its fiscal year ending June 27, 2004:

1.    Purpose:    The purpose of the Plan is to motivate and reward excellent performance, to attract and retain outstanding senior management personnel, to create a strong link between strategic and corporate operating plans and individual performance, to achieve greater corporate performance by focusing on results, not activities, and to encourage teamwork at the highest level within the organization. The Plan rewards participants with a cash bonus payment based on their contribution towards the attainment of corporate and individual performance goals. The bonus payment is calculated as a percentage of base salary and the target award percentage varies according the position level.

2.    Eligibility:    Eligible participants include the Chairman, the Chief Executive Officer and senior level managers of the Company who report directly to the Company’s Chief Executive Officer. Participation shall be determined solely by the Chief Executive Officer.

3.    Plan Awards:

        3.1    Target Award Levels:    The target award level represents the award for 100% achievement of objectives. The target awards are expressed as a percentage of salary and vary based on the position of the participant. The actual target award amount is determined by multiplying the participant’s base salary by the target award percentage. The target award is calculated on the base annual salary as of the payout date. Based on actual performance, a participant can earn between 0% to 100% of their target award.

        3.2    Determination of Awards:    For the positions of Chairman and Chief Executive Officer, awards are based 100% on achieving predetermined corporate goals. Awards for all other eligible positions are determined based on performance against measures in two categories: Corporate and Individual. Unless otherwise approved by the Compensation Committee, corporate goals are weighted at 60% of the individuals’ total award payout and individual goals are weighted at 40% of the individual’s total award payout.

        3.3    Corporate Measures:    The Corporate performance measures and corresponding goals are based on meeting or exceeding revenue targets for the current fiscal year and meeting or exceeding net income targets for the current fiscal year. This is measured and paid annually to coincide with the fiscal year end.

        3.4    Individual Measures:    Individual performance measures are established at the beginning of each fiscal quarter. For each performance measure a performance goal (as a percentage) is determined. Performance goals are standards for evaluating success associated with a specific performance measure and are expressed as either Minimum or Target goals. Minimum performance goals are the lowest level of competent performance that is eligible for the award. Performance at the minimum performance level will yield an award which is 25% of the target award. Target performance goals are the expected level of performance. Performance at the target performance level will yield an award which is equal to the target award. Performance below the minimum performance level will not be eligible for an award. Each participant, in conjunction with the Chief Executive Officer, will develop a minimum of three (3) performance measures specific to their unit’s performance.

4.    Other Provisions:

        4.1    Performance Threshold:    In order to be eligible for an award performance thresholds as determined by the Chief Executive Officer must be met. Without limiting the foregoing, the corporate-level incentive component will not be paid if revenue and net profit targets for the fiscal year are not met.

        4.2    Termination of Employment:    If a participant’s employment terminates prior to the end of an award period on account of death, disability under the Company’s long-term disability plan, or retirement, the award will be calculated on a pro rata basis based on the number of months employed during the period. If a participant terminates during the award period for other reasons that those stated above, no award will be made. Any participant whose employment is terminated for cause after the end of the award period but prior to the payment of an award will forfeit any unpaid award.

        4.3    New Hires:    Participants who participate for part of the award period will receive a pro rata portion of the award based on the number of months of employment with the Company.

        4.4    Exceptions:    In order to ensure that the Company’s best interests are met, the amount of a payment on an award otherwise calculated in accordance with this Plan can be increased, decreased or eliminated, at any time prior to payment, in the sole discretion of the Chief Executive Officer, except than no change with respect to any award to the Chairman, the Chief Executive Officer or any officer of the Company shall be made without Compensation Committee approval.

        4.5    Amendment; Termination:    The Plan can be amended, modified or terminated at any time by the Company without prior notice to participants.

        4.6    Earned Upon Payment:    No amounts shall be considered earned by any participant under the Plan until it is received by the participant from the Company.